Exhibit 10.1

Alkermes plc Affiliated Company Fiscal Year 2015

Reporting Officer Performance Pay Plan (the “Plan”)

Philosophy

We support a pay-for-performance approach to variable compensation that rewards individual and Company performance towards the achievement of our Company objectives. This Plan is designed to reward for outstanding Company and individual performance, motivate reporting officers to focus on and work together toward achieving Company objectives; and to provide competitive compensation to our reporting officers within our industry.

Eligibility

The following reporting officers of the Company and its affiliates are eligible to participate in the Plan:

•                  Chief Executive Officer and Chairman of the Board of Directors

•                  President

•                  Senior Vice President, Chief Financial Officer and Treasurer

•                  Senior Vice President, Corporate Development

•                  Senior Vice President, Chief Legal Officer, Chief Compliance Officer and Secretary

•                  Senior Vice President, Research and Development and Chief Medical Officer

•                  Senior Vice President, Chief Operating Officer and Chief Risk Officer

•                  Senior Vice President, Chief Commercial Officer

•                  Senior Vice President, Corporate Communications

Should an employee become a reporting officer of the Company during the Company’s fiscal year, he or she shall become eligible to participate in the Plan at the discretion of the Compensation Committee of the Board of Directors of Alkermes plc (the “Compensation Committee”). The performance period under the Plan consists of the twelve month period from January 1, 2015 to December 31, 2015.  To be eligible to participate in this Plan, the reporting officer must be actively employed by the Company at the time awards are paid by the Company. Performance pay awards will be paid prior to two and one half months after the end of the performance period.

Individual Performance Pay Targets

An individual performance pay range and target as a percentage of base salary will be established by the Compensation Committee for each of the reporting officers and shall be based generally on comparable market data.  Performance pay awards are to be pro-rated over the applicable performance period based on the number of days employed by the Company in the performance period.

Company Objectives for Fiscal Year 2015

1. Secure NDA approval for aripiprazole lauroxil.

2. Execute on development plans for pipeline products .

3. Execute commercial plans and successfully launch aripiprazole lauroxil.

4. Manufacture commercial products and clinical trial material to meet our goals of quality, reliability and efficiency.

5. Achieve financial guidance.

6. Further develop infrastructure and resources to support company initiatives.

7. Manage relationships with key business partners and evaluate new business opportunities to drive long-term growth and enhance shareholder value.

8. Respond to changing business conditions.

Individual Performance

Each individual’s performance pay award under the Plan will be determined by the Compensation Committee. Individual performance against the Company objectives affects the determination of each individual’s performance pay award relative to that individual’s target performance pay amount. The CEO of the Company shall provide the Compensation Committee with recommendations regarding the performance pay for the President and Senior Vice Presidents. The percentage of base salary represented by each performance pay award granted under the Plan shall fall within the target performance pay range.

The Company reserves the right to modify the Plan, Company objectives or overall payouts under the Plan at any time during the course of the fiscal year in response to changing business goals, needs and operations, and to any requirements of the Compensation Committee.